Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of March 30, 2015 (the “Fourth Supplemental Indenture”), by and between FRANKLIN RESOURCES, INC., a Delaware corporation having its principal executive offices located at One Franklin Parkway, San Mateo, California 94403 (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association having its main office located at 400 South Hope Street, Suite 400, Los Angeles, California 90071, as successor trustee (the “Trustee”), is to that certain Indenture, dated as of May 19, 1994, between the Company and the Trustee as amended and supplemented by a First Supplemental Indenture, dated as of October 9, 1996 (collectively, and as further supplemented hereby, the “Indenture”). Capitalized terms used and not otherwise defined in this Fourth Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

RECITALS

WHEREAS, Sections 201, 301 and 901 of the Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture, without notice to or consent of any Holders of Securities, to establish the form or specific terms applicable to any series of Securities;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Fourth Supplemental Indenture providing for the creation and issuance of a series of Securities under the Indenture, the title of which shall be the “2.850% Notes due 2025” (the “Notes”);

WHEREAS, this Fourth Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company; and

WHEREAS, pursuant to this Fourth Supplemental Indenture, the Company shall issue and deliver, and the Trustee shall authenticate, the Notes pursuant to the terms of this Fourth Supplemental Indenture and substantially in the Form of Global Note for the Notes as set forth as Annex A-1 hereto (the “Global Note”);

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

TERMS OF THE NOTES

Section 1.1 Amount and Denominations. There is hereby established pursuant to and under the Indenture a series of Securities titled the “2.850% Notes due 2025.” The aggregate principal amount in which the Notes may be initially authenticated and delivered under this Fourth Supplemental Indenture is limited to $400,000,000 aggregate principal amount of Notes; provided, however, that the Company and the Trustee may authenticate and deliver, and the Company may issue, additional Notes from time to time in an unlimited amount, subject to compliance with the terms and conditions of the Indenture. The Notes shall be denominated in United States dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be issued in global form.

Section 1.2 Maturity. The Notes shall mature on March 30, 2025 (the “Stated Maturity”).

Section 1.3 Interest and Interest Rate. Each Note shall bear interest from March 30, 2015, at the annual rate of 2.850%. Interest on the Notes shall be payable semi-annually in arrears on March 30 and September 30 of each year (each, an “Interest Payment Date”), commencing September 30, 2015, to the Persons in whose names the Notes are registered at the close of business on the immediately preceding March 15 and

September 15, respectively, subject to certain exceptions set forth in the Global Note, attached hereto as Annex A-1. The amount of interest payable on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date or the Maturity Date of the Notes is not a Business Day, then the related payment of interest and/or principal on such date will be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or Maturity Date and no further interest will accrue in respect of the delay.

Section 1.4 Ranking. The Notes will be unsecured and unsubordinated obligations of the Company and will rank equal in right of payment with respect to each other and to all the other existing and future unsubordinated Indebtedness of the Company.

Section 1.5 Optional Redemption. The Notes of each series shall be redeemable as a whole or in part, at the Company’s option, at any time at a redemption price (as calculated by the Company) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points plus accrued and unpaid interest thereon to, but not including, the date of redemption.

For purposes of this Section 1.5:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, or their respective affiliates which are primary U.S. government securities dealers, and two other primary U.S. government securities dealers selected by the Company, and each of their respective successors that are primary U.S. government securities dealers; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield to maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption shall be given by the Company or by the Trustee in the Company’s name, at the written request and expense of the Company, at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes. The Company shall deliver notice of such redemption to the Trustee no later than five (5) Business Days prior to the delivery date of the notice. In connection with any redemption, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the calculation of the redemption price no later than two (2) Business Days prior to the redemption date. On or before a redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or by lot and in accordance with the applicable depositary procedures.

Unless there occurs a default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

Section 1.6 Sinking Fund. The Notes shall not be subject to the operation of any sinking fund or an analogous provision.

Section 1.7 Covenants. In addition to the covenants set forth in Article Ten of the Indenture, the following covenant shall apply to the Notes:

Limitation on Liens. The Company shall not, and shall not cause or permit any Included Subsidiary to, create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by a pledge, mortgage or other lien on any Voting Stock or profit participating equity interests of the Included Subsidiaries or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of the Included Subsidiaries and becomes an Included Subsidiary, without providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of, or guarantee by, the Company ranking equally with the Notes and existing as of the date hereof or thereafter created) shall be secured equally and ratably with or prior to all other Indebtedness secured by such pledge, mortgage or other lien on the Voting Stock or profit participating equity interests of the Included Subsidiaries. This covenant shall not limit the ability of the Company or the ability of its Subsidiaries to incur Indebtedness or other obligations secured by liens on assets other than the Voting Stock or profit participating equity interests of the Included Subsidiaries, nor shall this covenant apply to Permitted Liens.

For purposes of this Section 1.7:

“Consolidated Net Worth” means, at a particular date, all amounts which would be included, under stockholders’ equity, on a consolidated balance sheet of the Company and its Included Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

“Funds” means the collective reference to all investment companies advised by the Company or any of its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Included Subsidiary” means any Subsidiary of the Company other than any Real Estate Subsidiary or Trust Company Subsidiary.

“Permitted Liens” means

(i) liens existing at the time an entity becomes a Subsidiary of the Company or is merged into the Company or a Subsidiary of the Company,

(ii) statutory liens, liens granted to comply with regulatory requirements, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith,

(iii) liens on any Voting Stock or profit participating equity interests of any Subsidiary of the Company that is acquired after the date hereof to secure or provide for the payment of the purchase price or acquisition cost thereof,

(iv) liens in favor of the Company or any Subsidiary,

(v) liens in existence on the date hereof,

(vi) liens (not otherwise permitted under this Section 1.7) which secure obligations in an aggregate amount at any one time outstanding not exceeding 10% of the Consolidated Net Worth, measured at the time of the creation, incurrence or assumption of any such lien and based upon the Consolidated Net Worth as at the end of the most recently completed fiscal quarter of the Company for which financial statements are publicly available, and

(vii) any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any lien referred to in the foregoing clauses (i), (iii) and (v) that is secured by the same collateral that originally secured the lien.

“Real Estate Subsidiary” means, at any time, any Subsidiary of the Company principally engaged at such time in the real estate investment and property management business or any Subsidiary of any such Subsidiary.

“Subsidiary” means, as to any Person at any time of determination, a corporation, partnership or other entity (other than any Fund or any other investment company or similar investment entity existing under foreign law substantially equivalent to an investment company) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person.

“Trust Company Subsidiary” means, at any time, Fiduciary Trust Company International, Franklin Templeton Bank and Trust Company, F.S.B. or any other Subsidiary of the Company principally engaged at such time in providing trust and fiduciary services or any Subsidiary of any such Subsidiary.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.8 Events of Default. Clauses (1), (2), (3) and (4) of Section 501 of the Indenture shall apply to the Notes. Clauses (5), (6) and (7) of Section 501 of the Indenture shall not apply to the Notes, but shall instead be replaced by the following:

(5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created, shall happen and shall result in such Indebtedness in principal amount in excess of $75,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such Indebtedness to be discharged and stating that such notice is a “Notice of Default” hereunder; or

(6) the entry by a court having competent jurisdiction of:

(a) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(b) a decree or order adjudging the Company or any Significant Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Company or any Significant Subsidiary or of any substantial part of the property of the Company or any Significant Subsidiary, as the case may be, or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary; or

(7) the commencement by the Company or any Significant Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or any Significant Subsidiary or any substantial part of the property of the Company or any Significant Subsidiary or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action.

For purposes of this Section 1.8:

“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act of 1933, as amended, promulgated by the Commission.

Section 1.9 Legal Defeasance and Covenant Defeasance. Section 402 of Article Four of the Indenture shall not apply to the Notes. Instead, the following provisions shall apply to the Notes:

(a) Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, effect defeasance of the Notes under Section 1.9(b), or covenant defeasance of the Notes under Section 1.9(c), in accordance with this section.

(b) Defeasance and Discharge. Upon the Company’s exercise of the above option applicable to this Section 1.9(b), the Company shall be deemed to have been discharged from its obligations with respect to all Outstanding Notes (excluding those obligations which survive payment) on the date the conditions set forth in Section 1.9(d) are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by such Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of the other Sections of the Indenture referred to in (A) and (B) below, and to have satisfied all its other obligations under the Notes and this Indenture insofar as the Notes are concerned (and the Trustee, at the written request and expense of the Company, shall execute proper instruments, prepared by the Company, acknowledging the same in accordance with the

Indenture), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of the Outstanding Notes to receive, solely from the trust fund described in Section 1.9(d) and as more fully set forth in such section, payments in respect of the principal, premium, if any, and interest, if any, on the Notes when such payments are due, (B) the Company’s obligations with respect to the Notes under Sections 304, 305, 306, 1002 and 1003 of the Indenture, (C) the rights, powers, trusts, duties, indemnity and immunities of the Trustee under the Indenture and hereunder, (D) Article Four of the Indenture, and (E) this Section 1.9. Subject to compliance with this Section 1.9, the Company may exercise its option under this section notwithstanding the prior exercise of its option under Section 1.9(c) with respect to the Notes.

(c) Covenant Defeasance. Upon the Company’s exercise of the above option applicable to this section with respect to the Notes, the Company shall be released from its obligations under Sections 801 and 802 of the Indenture and its obligations under each and every covenant (other than Section 1001 of the Indenture but including Section 1.7 hereof) with respect to the Outstanding Notes on and after the date the conditions set forth in Section 1.9(d) are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 501 of the Indenture or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 1.9(a) hereof of the option applicable to this Section 1.9(c), subject to the satisfaction of the conditions set forth in Section 1.9(d) hereof, Section 501(4) of the Indenture (solely with respect to the covenants that are released upon a covenant defeasance), clause (5) of Section 1.8 hereof, and clauses (6) and (7) of Section 1.8 hereof (solely with respect to Significant Subsidiaries) shall not constitute Events of Default under the Indenture.

(d) Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1.9(b) or Section 1.9(c) to any Outstanding Notes:

(1) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 606 of the Indenture who shall agree to comply with the provisions of this Section 1.9 applicable to it) in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (A) money in an amount (in such Currency in which the Notes are then specified as payable at Stated Maturity), or (B) U.S. Government Obligations applicable to the Notes (determined on the basis of the Currency in which the Notes are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest, if any, in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal, premium, if any, and interest, if any, under the Notes, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal, premium, if any, and interest, if any, on the Outstanding Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal, premium, if any, or installment or interest, if any, on the day on which such payments are due and payable in accordance with the terms hereof; provided, however, that the Trustee shall have been irrevocably instructed by the Company, in writing, to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes.

(2) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture.

(3) The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred. In the case of legal defeasance, the opinion must refer to and be based upon either (a) the Company’s receipt from, or the publication by, the U.S. Internal Revenue Service of a ruling, or (b) a change in the applicable U.S. federal income tax law since the date of the Indenture.

(4) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance under Section 1.9(b) or the covenant defeasance under Section 1.9(c) (as the case may be) have been satisfied.

For purposes of this Section 1.9, “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer or issuers thereof.

Section 1.10 Amendment. Section 902 of the Indenture shall apply to the Notes, except that the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall be required to effect the amendments contemplated thereby that otherwise would require the consent of Holders of not less than 66 2/3% in principal amount of the Outstanding Notes.

ARTICLE II

MISCELLANEOUS

Section 2.1 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.2 Indenture and Fourth Supplemental Indenture Construed Together. This Fourth Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Fourth Supplemental Indenture shall be read and construed together for the purpose of the issuance of the Securities hereby.

Section 2.3 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

Section 2.4 Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

Section 2.5 Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Indenture shall not in any way be affected or impaired thereby.

Section 2.6 Benefits of Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Notes.

Section 2.7 Successors. All agreements of the Company in this Fourth Supplemental Indenture with respect to the issuance of the Notes hereby shall bind its successors except as provided in the Indenture. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

Section 2.8 Appointment of Trustee as Paying Agent and Security Registrar. The Company hereby initially appoints the Trustee to act as, and the Trustee hereby accepts and agrees to perform the duties and responsibilities of, the Paying Agent and Security Registrar for the Notes.

Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee and in its role as Paying Agent and Security Registrar under this Fourth Supplemental Indenture.

Section 2.10 The Trustee. For purposes of the Notes, the following sections shall be added to Article Six of the Indenture:

Section 2.11 Duties of Trustee. In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 2.12 Incumbency Certificate. The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specific actions pursuant to the Indenture.

Section 2.13 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 2.14 Notices to Trustee. The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 2.15 Address for Notices to Trustee.

The Bank of New York Mellon Trust Company, N.A

400 South Hope Street - Suite 400

Los Angeles, CA 90071

Fax: (213) 630-6298

Section 2.16 Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 2.17 Multiple Originals. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture.

Section 2.18 Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.19 FATCA. In order to comply with any applicable requirements under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (“FATCA”), any official interpretations thereof, the laws of any governmental authority imposing FATCA and any agreement entered into pursuant to Section 1471(b) of the Code (“Applicable Law”), the Company agrees (i) to provide to the Trustee sufficient information that is reasonably requested by the Trustee and in the Company’s possession relating to holders or other relevant parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has information reporting or withholding obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Fourth Supplemental Indenture to the extent necessary to comply with Applicable Law. The terms of this section shall survive the termination of this Fourth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

Company

FRANKLIN RESOURCES, INC.

By:	/s/ Kenneth A. Lewis
Name:	Kenneth A. Lewis
Title:	Executive Vice President and Chief Financial Officer

Trustee

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

SIGNATURE PAGE TO FOURTH SUPPLEMENTAL INDENTURE

ANNEX A-1

THIS NOTE IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

REGISTERED	$400,000,000

No. 001	CUSIP No. 354613AK7

FRANKLIN RESOURCES, INC.

2.850% NOTES DUE 2025

Franklin Resources, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount stated above on March 30, 2025 (the “Maturity Date”) and to pay interest thereon at the rate per annum equal to 2.850% (the “Interest Rate”) until the principal hereof is fully paid or duly made available for payment. The Company will pay interest at the Interest Rate per annum specified above (computed on the basis of a 360-day year consisting of twelve 30-day months) semi-annually in arrears on March 30 and September 30 of each year (each an “Interest Payment Date”) commencing September 30, 2015 and on the Maturity Date on said principal amount. Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from March 30, 2015 until the principal hereof has been paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on the Interest Payment Dates, will, as provided in the Indenture referred to below, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15 or September 15, whether or not a Business Day, as the case may be, immediately preceding such Interest Payment Date; provided, however, that interest payable on the Maturity Date will be payable to the Person to whom the principal hereof shall be payable; and provided, further, however, that if such Interest Payment Date or the Maturity Date would fall on a day that is not a Business Day, such Interest Payment Date or the Maturity Date shall be the next succeeding Business Day. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt; provided, however, that payment of interest on any Interest Payment Date (other than the Maturity Date) may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or by wire transfer of immediately available funds, if the registered Holder has so requested by a notice in writing delivered to the Trustee not less than 16 days prior to the Interest Payment Date on which such payment is due, which notice shall provide appropriate instructions for such transfer.

The principal hereof and interest due at maturity will be paid upon maturity in immediately available funds against presentation of this Note at the office or agency of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York.

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REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH ON THE FACE HEREOF.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and performed in said state.

Unless the certificate of authentication hereon has been executed by The Bank of New York Mellon Trust Company, N.A. as the Trustee under the Indenture, or its successor thereunder by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: March    , 2015

FRANKLIN RESOURCES, INC.

By:
Name:	Kenneth A. Lewis
Title:	Executive Vice President and Chief Financial Officer

Attested:

Maria Gray
Secretary

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:
Authorized Signatory

[Global Note Signature Page]

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[Reverse of Note]

FRANKLIN RESOURCES INC.

2.850% NOTES DUE 2025

This Note is one of a duly authorized issue of debentures, notes or other evidences of Indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, all such Securities issued and to be issued under the Indenture, dated as of May 19, 1994, as amended and supplemented by the First Supplemental Indenture, dated as of October 9, 1996 and as further amended and supplemented by the Fourth Supplemental Indenture, dated as of March 30, 2015 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to Chemical Bank, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures or officers’ certificates, as applicable, supplemental thereto, reference is hereby made for a statement of the respective rights and limitations of rights thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered. As provided in the Indenture, Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different repayment provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of the Securities designated as 2.850% Notes due 2025 (the “Notes”). The Notes are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all other unsubordinated Indebtedness of the Company. The Notes are not subject to the operation of any sinking fund or an analogous provision.

The Notes are redeemable, as a whole or in part, at the Company’s option at any time at a redemption price (as calculated by the Company) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption. Notice of any redemption will be given by the Company or the Trustee in the Company’s name at the written request and expense of the Company, at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes. The Company shall deliver notice of such redemption to the Trustee no later than five (5) Business Days prior to the delivery date of the notice. In connection with any redemption, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the calculation of the redemption price no later than two (2) Business Days prior to the redemption date. On or before a redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or by lot and in accordance with the applicable depositary procedures. Unless there occurs a default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

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“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, or their respective affiliates which are primary U.S. government securities dealers, and two other primary U.S. government securities dealers selected by the Company, and each of their respective successors that are primary U.S. government securities dealers; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield to maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If any Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

Holders of Notes may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, and this Note duly executed by, the Holder hereof or by his attorney duly authorized in writing and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

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No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice of the contrary.

All capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned

hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

Attorney to transfer said Note on the books of the
Company, with full power of substitution in the premises.

Dated:

(Signature Guarantee)

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